Exhibit 10.1

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (hereinafter, “Agreement”) dated as of September 12, 2006 (the “Effective Date”), is entered into by and between Time Warner Inc., a Delaware corporation, located at One Time Warner Center, New York, NY 10019 (hereinafter “Licensor”) and Time Warner Telecom Inc., a Delaware corporation, located at 10475 Park Meadows Drive, Littleton, CO 80124 (hereinafter “Licensee”) and, for the limited purposes set forth in Section 6(c), Time Warner Cable Inc., a Delaware corporation, located at 290 Harbor Drive, Stamford, CT 06902.

WHEREAS, Licensor is the owner of the Marks;

WHEREAS, the Licensed Marks consist of a well-known derivative of the famous Time Warner trademarks, service marks, and trade names;

WHEREAS, Licensee desires to use the Licensed Marks; and

WHEREAS, Licensor and Licensee desire to set forth a written agreement concerning Licensee’s right to use the Licensed Marks;

NOW, THEREFORE, subject to and upon the terms and conditions set forth herein, the parties hereto agree as follows:

1. Definitions: In addition to capitalized terms defined elsewhere in this Agreement, the following terms have the following meanings:

(a) “Control(s)” means the possession, directly or indirectly, of more than 40% of the equity securities or equity interests of an entity or the power to direct or cause the direction of the management and policies of such entity (whether through ownership of securities, partnership interests or other ownership interests, by contract, or otherwise)

(b) “Controlled Subsidiaries” means all of Licensee’s currently existing subsidiaries, which are wholly owned by Licensee (as set forth in Exhibit A) and any future subsidiary formed or acquired by Licensee of which Licensee directly or indirectly owns and controls the management and operation of fifty percent (50%) or more of the outstanding equity interests.

(c) “Composite Marks” means the Licensed Marks when combined or integrated with any Other Symbols. Exhibit B contains a non-exhaustive list of Composite Marks existing as of the Effective Date.

(d) “Licensed Marks” means, individually and collectively, the TW TELECOM and TWTC trademarks, service marks and trade names.

(e) “Other Symbol(s)” means any words, names, trademarks, service marks, trade names, symbols, distinctive features, items or terms, in each case that do not prior to Licensee’s use thereof constitute Licensor’s intellectual property and that Licensee is not otherwise precluded from using in combination with the Licensed Marks pursuant to the terms of this Agreement.

(f) “Marks” means, individually and collectively, TIME WARNER, TW TELECOM, TWTC and TW trademarks, service marks and trade names.

(g) “Remnants” means the Other Symbols of a Composite Mark.

(h) “Telecommunications Companies” means Alltel, AT&T, Bell South, Cablevision, Century Telecommunication, Charter, Cincinnati Bell, Cingular, Citizens Communication Company (Frontier), Comcast, DirecTV, Echostar, Embarq Corporation, Level 3 Communications, Qwest, Sprint/Nextel, T Mobile, Verizon Wireless, or Verizon or their respective successors, related companies or parent companies.

(i) “Territory” means North America.

(j) “TWC Area” means any geographic area in which Time Warner Cable, Inc., its successors, currently existing subsidiaries thereof (so long as such subsidiaries remain subsidiaries) and any future subsidiaries which are at least fifty percent (50%) owned by Time Warner Cable (for the duration of such ownership and control) is currently delivering video, voice and/or data services to consumers.

2. Grant to Use Licensed Marks

(a) Licensor hereby grants to Licensee and its Controlled Subsidiaries a perpetual, irrevocable (except as set forth in Section 5(b), 5(c), and 10(b)), exclusive (as set forth in Section 2(d)), royalty-free license, subject to the restrictions in Section 3, to use the Licensed Marks in connection with existing and future goods and services offered in connection with its communications and related technologies and services business in the Territory, including, without limitation, in marketing materials, and as product and corporate names. Licensee may sublicense the rights granted hereunder, in accordance with the terms of this Agreement including the obligations of Section 6, to: (i) third parties insofar and to the extent they are performing services for or on behalf of Licensee or its Controlled Subsidiaries in the Territory; (ii) separate segregated funds and charitable organizations established by or for Licensee or its Controlled Subsidiaries; and (iii) joint ventures in which Licensee or its wholly owned subsidiaries own at least 50% of the equity interests and control the management and operation pursuant to voting rights, contract or otherwise.

(b) Licensee may create and use Composite Marks under Section 2(a) without obtaining Licensor’s prior consent. Licensee may not create Composite Marks that use Other Symbols, that if used without the Licensed Marks are confusingly similar to Licensor’s existing prior trademark registrations (other than those reserved for Licensee’s use). Licensee will notify Licensor with reasonable promptness (but in all events within 30 days) of first commencing the public use of any Composite Mark. Notwithstanding anything else contained in this Agreement, Licensee will not in any event use the “TW” trademark: (y) on a standalone basis; or (z) in connection with any additional words without also using the “Telecom” or “TC” terms adjacent to the “TW” trademark. Notwithstanding the foregoing, Licensee may place a logo or other non-alphanumeric symbol between the “TW” trademark and the “TC” or “Telecom” terms.

(c) Domain Names.

(i) Licensee may incorporate the Licensed Marks (alone or in Composite Marks) into domain names used by Licensee in conformance with the terms of the license contained in Section 2(a). Licensee may register any such domain name in its own name as agent for Licensor and subject to the terms of this Agreement. Licensor will not interfere with Licensee’s use, administration or promotion of any such domain names and will cooperate with Licensee’s administration, registration and renewal of such domain names during the term of this Agreement and any permitted phase-out period.

(ii) During the term of this Agreement and for one (1) year following the transition period set forth in Section 4(c), Licensor will not use, license or permit any third party to use any domain names registered pursuant to Section 2(c)(i).

(d) Exclusivity.

(i) During the term of this Agreement, Licensor will not use, or license or permit any party other than Licensee to use “TWTC,” “TW Telecom,” “TW Telecommunications” and “Time Warner Telecommunications” alone or in combination with Other Symbols.

(ii) During the term of this Agreement and for one (1) year following the transition period set forth in Section 5(c), Licensor will not use, or license or permit any third party to use the marks set forth in Section 2(d)(i) and/or any Composite Marks alone or in combination with one or more words.

(e) Except as specifically provided in Sections 2(a), 2(c) and 2(d) above, this Agreement will not in any way limit or restrict Licensor’s right, either by itself or through third parties, to use, promote, license or otherwise exploit the Licensed Marks.

3. Restrictions on Licensee Use

(a) Licensee will not use the Licensed Marks or any Composite Marks in connection with offering, providing or reselling (i) video programming services (including without limitation via on-air broadcast, switched digital video, cable television, multi-channel video, on-line broadcast or video on demand services, but excluding transport services for the foregoing) to business or non-business customers in any TWC Area and/or (ii) wireline or wireless (whether fixed or mobile) voice services (including data services primarily intended for use with handsets or similar devices) to non-business customers in any TWC Area (but may use the Licensed Marks to offer, provide or resell such voice services to business customers (including, without limitation, enterprise customers, organizations and other entities in TWC Areas). Notwithstanding the foregoing, if Licensee provides wireless voice or telephony services to a business account using the Licensed Marks, Licensee may, incidentally in connection with the rendering of services to such account, also make services available to employees, agents and customers of such business account in TWC Areas through directed marketing efforts intended and reasonably calculated to reach only such employees, agents and customers.

(b) If Licensee acquires a company that provides wireline or wireless (whether fixed or mobile) voice services to non-business customers (subject to Sections 5(a) and 5(b), Licensee may not use the Licensed Marks in connection with such services including, but not limited to, the continued providing, marketing, or billing of such services or servicing of such customers. Notwithstanding the foregoing, Licensee may use the Licensed Marks in an incidental manner in connection with such services (e.g., sending a technician or trucks bearing the Licensed Marks to service such non-business customers).

(c) For purposes of clarity, nothing in this Agreement is intended to prevent Licensee from offering, providing or reselling video programming services to consumers or commercial customers in TWC Areas or from offering, providing or reselling wireline or wireless telephony services to consumers in TWC Areas, in each case if it does so without using the Licensed Marks in connection with such activities (i.e., including as a corporate brand).

4. Composite Marks

(a) At Licensee’s request from time to time, Licensor will promptly and diligently file, prosecute and maintain trademark applications and registrations for Composite Marks in the name of Licensor. Licensee will promptly reimburse Licensor for its reasonable out-of-pocket expenses incurred with such actions.

(b) At Licensee’s request from time to time, Licensor will promptly abandon or cause to be abandoned registrations and applications for registrations for any Composite Marks or other marks filed under Section 4(a) owned by Licensor.

(c) Licensor hereby acknowledges that the Remnants of all Composite Marks are valuable assets belonging to Licensee. Nothing in this Agreement confers any right of ownership to such Remnants in Licensor. Licensee has the right to use and register such Remnants. Licensor acknowledges, and will not at any time challenge, in any way, Licensee’s right to use or register such Remnants, or the validity or Licensee’s ownership of such Remnants. Subject to Licensor’s rights in the Licensed Marks as set forth in Section 7(a), Licensor acknowledges that all rights accruing from Licensor’s possession of trademark applications or registrations that incorporate such Remnants, including without limitation any goodwill, is in trust for and inures to the benefit of Licensee. To the extent any rights in and to such Remnants or in the goodwill associated therewith are deemed to accrue to Licensor, Licensor agrees to assign and hereby irrevocably assigns to Licensee any and all such rights and goodwill, at such time as they may be deemed to accrue. Licensor will execute and deliver to Licensee upon Licensee’s request at any time, all documents which are necessary or desirable to secure or preserve Licensee’s rights in such Remnants.

5. Term

(a) This Agreement will commence on the Effective Date and, unless sooner terminated pursuant to the terms of Section 5(b) hereof, will continue for an initial term of 25 years and will automatically renew for additional terms of 10 years each, unless Licensee provides Licensor written notice of non-renewal at least 30 days prior to the end of the then-current term.

(b) Except as otherwise agreed to in writing by Licensor, this Agreement will immediately terminate upon written notice from Licensor if Licensee consummates a transaction which directly or indirectly causes: (i) Control of Licensee to pass to any Telecommunications Companies or (2) more than nineteen point nine percent (19.9%) of the equity securities of Licensee to pass to any entity that has a substantial business of providing local telephony, long distance telephony, cable television or satellite television services to consumers.

(c) If Licensee commences an action or has an order for relief entered against it under the federal bankruptcy laws as now or hereafter constituted or any other federal or state bankruptcy, insolvency or other similar law, or if within one hundred twenty (120) days after the commencement against Licensee of such an action, such action has been consented to or has not been dismissed or all orders or proceedings thereunder affecting the operation of Licensee have not been stayed, or if Licensee fails generally to pay its debts as such debts become due or makes an assignment for the benefit of its creditors, or if Licensee discontinues its business within one hundred twenty (120) days of entry of a decree appointing a trustee or a receiver for Licensee or its business and such appointment has not been vacated, this Agreement will terminate upon written notice by Licensor to Licensee. Termination will become effective immediately upon Licensee’s receipt of written notice thereof.

(d) Upon the termination of this Agreement for any reason, Licensee will thereafter have a period of one (1) year from the termination date to phase out all use of the Licensed Marks alone or as used in any Composite Marks. Thereafter, all materials bearing the Licensed Marks alone or used within any Composite Marks in the possession, custody or control of Licensee will be promptly destroyed or otherwise disposed of to the mutual satisfaction of the parties. For purposes of clarity, the parties acknowledge that Licensee is permitted to continue using any Remnants following the termination of this Agreement.

(e) Subject to Section 5(d), upon and after the expiration or termination of this Agreement, all rights in the Licensed Marks revert to Licensor, and Licensee will assign any goodwill which may have accrued through its use of the Licensed Marks to Licensor. Licensee will refrain from any further use of the Licensed Marks. Licensee will, at its own expense, execute all papers and take all actions necessary to prevent further use by Licensee (and any sub-Licensee permitted hereunder) of the Licensed Marks, including but not limited to, the voluntary cancellation of any business marks, company marks or corporate marks registrations or records incorporating the Licensed Marks. Sections 2(c)(ii), 2(d)(ii), 4(b), 4(c), 6(d), 7(a), and 11-14, and any terms or provisions necessary to enforce or interpret any of the foregoing, will survive the termination of this Agreement for any reason.

6. Quality Control

(a) Licensee acknowledges and is familiar with the high standards, quality, style and image of Licensor, and Licensee will at all times conduct its business in a manner which is consistent therewith. Licensee will not use the Licensed Marks in any way which causes, or is reasonably foreseeably likely to cause, damage to the reputation, business or goodwill of Licensor or the Licensed Marks. Licensee will conduct its business in a manner that substantially complies with applicable federal, state and local laws, ordinances and rules, except to the extent non-compliance would not have a material adverse impact on the business of Licensee.

(b) Licensor has the right to periodically review Licensee’s use of the Licensed Marks to ensure that the quality of such services conforms to the standards set forth in Section 6(a) hereof.

(c) No party will make any false or misleading statement, or aid or assist any other person to make any false or misleading statements that would, or could reasonably be expected to, (i) cause confusion as to Licensee’s relationship with Licensor, Time Warner Cable or any of their affiliates, or vice versa, (ii) be deceptive or misleading as to such relationship or as to the businesses of the other party or its affiliates, or (iii) to damage the reputation, businesses or goodwill of the other party or its affiliates. Notwithstanding the foregoing, each party (including its affiliates, separate segregated funds or charitable organizations) may make factually accurate statements describing the parties past and current relationship as reasonably necessary in order to conduct their respective businesses, except that such parties will not place such statements in mass distributed printed marketing materials (excluding transitional marketing materials which Licensee may distribute for 12 months following the Effective Date of this Agreement) or as otherwise required by applicable federal, state and local laws, ordinances and rules. For the avoidance of doubt, except where required by applicable federal, state and local laws, ordinances and rules, Licensee will not state in marketing materials that they are or were “X% owned by Time Warner Inc.” Time Warner Cable Inc. is a direct party to this Agreement for the limited purpose of this Section 6(c).

7. Rights in the Licensed Marks.

(a) Licensee hereby acknowledges that the Licensed Marks are valuable assets belonging to Licensor and that all rights in and to the Licensed Marks are and will remain the sole and exclusive property of Licensor subject only to the license granted herein. Nothing in this Agreement confers any right of ownership in the Licensed Marks in Licensee. Licensee acknowledges, and will not at any time contest, the validity or ownership of the Marks or Licensed Marks or the validity of the license granted herein. Licensee acknowledges that all rights accruing from Licensee’s use of the Licensed Marks, including without limitation any goodwill, inure to the benefit of Licensor. To the extent any rights in and to the Licensed Marks or in the goodwill associated therewith are deemed to accrue to Licensee, Licensee will promptly assign and hereby assigns any and all such rights and goodwill, at such time as they may be deemed to accrue, to Licensor. Licensee will execute and deliver to Licensor upon Licensor’s request, all documents which are necessary or desirable to secure or preserve Licensor’s rights in the Licensed Marks.

(b) Licensee will use the Licensed Marks, in a manner which will protect Licensor’s rights and goodwill in such Licensed Marks, by indicating the trademark status of the Licensed Marks by use of the “®” or “TM” or “SM” as appropriate, on substantially all marketing materials using the Licensed Marks in the manner of a mark.

8. Infringement of Licensed Marks

(a) The parties hereto will promptly give notice to each other of any known, actual or threatened infringement, dilution or unauthorized use or violation involving the Licensed Marks, Composite Marks, or of a similar mark or name, (hereinafter “Infringement”) by any third party of which it becomes aware.

(b) Licensor will promptly decide, in its reasonable sole discretion, if it will commence proceedings against said third party with respect to any given Infringement. In the event that Licensor commences a proceeding or any other form of action against said third party, Licensee will cooperate fully with Licensor to whatever extent Licensor reasonably deems necessary or appropriate to prosecute such action or proceeding, provided that all expenses of such action or proceeding will be borne by Licensor and all recoveries (including settlements) resulting from any such action will belong solely to Licensor. In the event of any proceeding initiated pursuant to this Section 8(b), Licensor will not settle any claim for Infringement of any of the Licensed Marks without the prior written consent of Licensee, which consent will not be unreasonably withheld, conditioned or delayed.

(c) In the event that Licensor declines to promptly bring an action or proceeding with respect to an Infringement pursuant to section 8(b), and Licensee believes in good faith that its rights in or under the Licensed Marks will be materially impaired by the failure of Licensor to take such action, then Licensee may take action with respect to such Infringement, including, without limitation, bringing suit against such party in its own name, provided that Licensee gives written notice to Licensor prior to filing any suit in the name of Licensor. Licensor will cooperate fully with Licensee to whatever extent Licensee reasonably deems necessary or appropriate to prosecute such action or proceeding (including, without limitation, if necessary, granting Licensee standing and/or being joined as plaintiff), provided that all expenses of such action or proceeding will be borne by Licensee and all recoveries (including settlements) resulting from any such action belong solely to Licensee. In the event of any proceeding initiated pursuant to this Section 8(c), neither party may settle any claim for Infringement of any of the Licensed Marks without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed. Licensee will not bring an action or proceeding with respect to an Infringement against Licensor, Time Warner Cable or any of their affiliates, except for an Infringement which violates the exclusivity protections set forth in Section 2(d).

(d) If the parties hereto agree to bring an action jointly with respect to an Infringement, they will confer and agree in good faith on all aspects of such prosecution and the allocation of any proceeds related thereto (which will generally be allocated according to the proportionate share of costs borne by each party).

9. Representations and Warranties

(a) Licensor represents and warrants as follows:

(i) Licensor owns the Licensed Marks in the Territory; and

(ii) Licensor has the right to enter into and fully perform this Agreement, and to do so will not violate or conflict with any material term or provision of its charter or by-laws or of any agreement, instrument, statute, rule, regulation, order or decree to which it is a party or by which it is bound.

(b) Licensee represents and warrants that Licensee has the right to enter into and fully perform this Agreement, and to do so will not violate or conflict with any material term or provision of its charter or by-laws or of any agreement, instrument, statute, rule, regulation, order or decree to which it is a party or by which it is bound.

10. Breach

(a) If Licensee materially breaches any of its obligations hereunder (including, without limitation, Licensee’s obligations under Section 6 of this Agreement) Licensor may deliver a written notice to Licensee specifying the breach. Licensee will materially cure such breach within forty-five (45) days of its receipt of such notice, unless such breach cannot reasonably be cured within forty-five (45) days, in which event Licensee will, within such period, commence action to cure such breach and materially complete such cure within a reasonable time (not to exceed six months) thereafter.

(b) Licensor may deliver a written notice to Licensee requesting Licensee cease using any of the Licensed Marks in a manner that materially and seriously violates the restrictions imposed on Licensee’s use of the Licensed Marks. Licensor may terminate this Agreement if such use is not ceased with 45 days unless such use is not reasonably capable of being ceased within 45 days, in which event Licensor may terminate this Agreement if such use has not ceased within a reasonable period of time thereafter.

(c) The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to stale the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party will submit to the other a written response. The notice and the response will include (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party’s notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Notwithstanding any other language to the contrary, the parties must complete the foregoing procedures prior to delivering a notice under Section 10(a) or 10(b).

11. Indemnification

(a) Licensor and Licensee will indemnify and hold each other and each other’s directors, officers and employees harmless from and against any and all liability, loss, damage or injury, including reasonable attorney’s fees, attributable to any third party claim to the extent arising out of a breach, or an allegation which if true would constitute a breach, of any representation and warranty set forth herein, provided that the party seeking to enforce such indemnity will provide to the indemnifying party prompt notice of any claim giving rise to such indemnity and the opportunity to defend the same with counsel of its own choosing.

(b) In addition to any other rights Licensor may have under law, each party has the right to seek monetary damages, specific performance and/or injunctive relief from any court of law or equity of competent jurisdiction. Notwithstanding the foregoing, Licensor is not permitted to terminate this Agreement except in accordance with the provisions of Section 5(b), 5(c) or 10(b). Except with respect to indemnification for third party claims under Section 11(a), neither party will be liable to the other for any consequential, incidental, special or indirect damages under any legal theory or cause of action arising from or relating to this Agreement.

12. Assignment

(a) Neither this Agreement nor any rights hereunder may be assigned, sub-licensed except as specifically provided in Section 2 (a), or transferred by Licensee, in whole or in part without the prior express written consent of Licensor, and any purported assignment or transfer in violation of this provision will be void and of no effect. This Agreement will be binding on the parties hereto and their permitted successors and assigns.

13. Notices

(a) All notices to be given under this Agreement will be in writing and will be delivered to the party to whom the notice is given (i) by hand or courier, (ii) by registered or certified mail, postage prepaid, or (iii) by fax (with a copy as provided in (i) or (ii) above) at the address or fax number given below or to such other address or fax number as may be advised by prior notice in writing to the other party from time to time.

Licensor:	Time Warner Inc.
One Time Warner Center
New York, NY 10019
Attention: General Counsel

Telephone No. (212) 484-7580
Fax. No. (212) 956-7281

Licensee:	Time Warner Telecom Inc.
10475 Park Meadows Drive
Littleton, CO 80124
Attention: General Counsel

Telephone No. (303) 566-1000
Fax. No. (303) 566-1777

Time Warner Cable:	Time Warner Cable
290 Harbor Drive
Stamford, Connecticut 06902
Attention: General Counsel

Telephone No. (203) 328-0631
Fax No. (203) 328-4094

(b) Notice given under this Agreement will be deemed duly given (i) if delivered by hand or courier, on the date of such delivery, (ii) if sent by registered or certified mail when received or refused by the recipient as evidenced by return receipt, and (iii) if sent by fax, when the copy is delivered pursuant to Section 13(a) above.

14. Miscellaneous

(a) Neither party is a partner or joint venturer with, or an agent for, the other. Licensee does not have any authority to, nor will Licensee, obligate or bind Licensor in any manner whatsoever and vice versa.

(b) This Agreement is governed by and construed and enforced in accordance with the substantive laws of the State of New York, without reference to its laws governing conflicts of laws.

(c) This Agreement cannot be canceled, modified, amended or waived, in part or in full, except by an instrument in writing signed by both parties.

(d) The headings of the paragraphs hereof are for convenience only and may not be deemed to limit or in any way affect the scope, meaning or intent of this Agreement or any provision hereof.

(e) Should any paragraph or provision of this Agreement be held to be void, invalid or inoperative as a result of any judicial or administrative proceeding or decree, such decision will not affect any other paragraph or provision hereof, and the remainder of this Agreement will be effective as though such void, invalid or inoperative paragraph or provision had not been contained herein. In such an event, the parties will promptly reform and replace any such invalidated provision with an enforceable provision that most closely approximates the original intent and economic effect of the severed provision.

(f) The failure of any party to enforce at any time any provision of this Agreement, or to enforce any rights, or to make any elections hereunder, will not be deemed a waiver of such provisions, rights or elections. Any waiver of any breach of this Agreement or of the terms or conditions hereof will not be deemed a waiver or any repetition of such breach or in any way affect any other term or condition hereof.

(g) This Agreement contains the entire understanding between the parties with respect to the transactions contemplated hereby, and supersedes all prior writings or agreements, written or oral, with respect to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede the Trade Name License Agreement dated as of the 14th day of July 1998 as amended from time to time by and between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers, each of whom is duly authorized as of the date set forth on page one hereof.

{Signature Page Follows}

TIME WARNER INC.

By:	/s/ Paul T. Cappuccio
Printed Name: Paul T. Cappuccio

Title: Executive Vice President and General Counsel

TIME WARNER TELECOM INC.

By:	/s/ Paul B. Jones
Printed Name: Paul B. Jones

Title: Senior Vice President General Counsel & Regulatory Policy

TIME WARNER CABLE INC. (for the limited purpose of Section 6(c) hereof)

By:	Marc Lawrence-Apfelbaum
Printed Name: Marc Lawrence-Apfelbaum

Title: EVP, General Counsel & Secretary

Exhibit A

Controlled Subsidiaries

Subsidiary	State or other Jurisdiction of Incorporation or Organization of Formation
Time Warner Telecom Inc.	Delaware

Time Warner Telecom Holdings Inc.	Delaware

Time Warner Telecom Holdings II, LLC	Delaware

Time Warner Telecom of California, L.P.	Delaware

Time Warner Telecom of Florida, L.P.	Delaware

Time Warner Telecom- N.Y., L.P.	Delaware

Time Warner Telecom of Arizona, LLC	Delaware

Time Warner Telecom of Colorado, LLC	Delaware

Time Warner Telecom of Georgia, LP	Delaware

Time Warner Telecom of Idaho, LLC	Delaware

Time Warner Telecom of Minnesota, LLC	Delaware

Time Warner Telecom of Illinois, LLC	Delaware

Time Warner Telecom of Maine, LLC	Delaware

Time Warner Telecom of New Jersey, LP	Delaware

Time Warner Telecom of New Mexico, LLC	Delaware

Time Warner Telecom of Nevada, LLC	Delaware

Time Warner Telecom of Oregon, LLC	Delaware

Time Warner Telecom of South Carolina, LLC	Delaware

Time Warner Telecom of Utah, LLC	Delaware

Time Warner Telecom of Virginia, LLC	Delaware

Time Warner Telecom of Washington, LLC	Delaware

Time Warner Telecom of Texas, L.P.	Delaware

Time Warner Telecom of Hawaii, LP	Delaware

Time Warner Telecom of Indiana, L.P.	Delaware

Time Warner Telecom of Wisconsin, L.P.	Delaware

Time Warner Telecom of North Carolina, L.P.	Delaware

Time Warner Telecom of Ohio, LLC	Delaware

Time Warner Telecom of the Mid-South, LLC	Delaware

TW Telecom, L.P.	Delaware

Exhibit B

Composite Marks

Mark Name	Class Number	Goods	Application No.
TW TELECOM ONE FORUM	38	TELECOMMUNICATIONS SERVICES, NAMELY, VOICE OVER INTERNET PROTOCOL SERVICES PROVIDED TO BUSINESSES OVER A SECURE NETWORK	78/580,229

TW TELECOM ONE NUMBER	38	TELECOMMUNICATION SERVICES, NAMELY, VOICE, DATA, INTERNET AND VIDEO ACCESS AND TRANSPORT SERVICES, NETWORK AND TRAFFIC MANAGEMENT, SYSTEMS AND NETWORK INTEGRATION, AND DESIGNING SERVICE SOLUTIONS FOR CUSTOMERS	78/582,031

TW TELECOM ONE PORT	38	TELECOMMUNICATIONS SERVICES, NAMELY, VOICE OVER INTERNET PROTOCOL SERVICES PROVIDED TO BUSINESSES OVER A SECURE NETWORK	78/580,256

TW TELECOM ONE SOLUTION	38	TELECOMMUNICATIONS SERVICES, NAMELY, VOICE OVER INTERNET PROTOCOL SERVICES PROVIDED TO BUSINESSES OVER A SECURE NETWORK	78/580,238

TW TELECOM ONE SOLUTION: CONNECT	38	TELECOMMUNICATIONS SERVICES, NAMELY, VOICE OVER INTERNET PROTOCOL SERVICES PROVIDED TO BUSINESSES OVER A SECURE NETWORK	78/582,027

TW TELECOM ONE SOLUTION: FORUM	38	TELECOMMUNICATION SERVICES, NAMELY, VOICE, DATA, INTERNET AND VIDEO ACCESS AND TRANSPORT SERVICES, NETWORK AND TRAFFIC MANAGEMENT, SYSTEMS AND NETWORK INTEGRATION, AND DESIGNING SERVICE SOLUTIONS FOR CUSTOMERS	78/678,387

TW TELECOM ONE SOLUTION: ONE FORUM	38	TELECOMMUNICATIONS SERVICES, NAMELY, VOICE OVER INTERNET PROTOCOL SERVICES PROVIDED TO BUSINESSES OVER A SECURE NETWORK	78/582,025

TW TELECOM ONE SOLUTION: REACH	38	TELECOMMUNICATIONS SERVICES, NAMELY, VOICE OVER INTERNET PROTOCOL SERVICES PROVIDED TO BUSINESSES OVER A SECURE NETWORK	78/582,024

TWTC ONE PORT	38	TELECOMMUNICATIONS SERVICES, NAMELY, VOICE OVER INTERNET PROTOCOL SERVICES PROVIDED TO BUSINESSES OVER A SECURE NETWORK	78/580,249

TW TELECOM ONE WAY	38	TELECOMMUNICATIONS SERVICES	78/582,034

TWTC ONE AND DESIGN	38	TELECOMMUNICATIONS SERVICES, NAMELY, PROVIDING LOCAL AND LONG DISTANCE TELEPHONE SERVICES AND OPTICAL AND BROADBAND COMMUNICATIONS NETWORKS; ELECTRONIC TRANSMISSION OF INFORMATION AND DATA VIA A TELECOMMUNICATIONS NETWORK; PROVIDING TELECOMMUNICATIONS CONNECTIONS TO A GLOBAL COMPUTER COMMUNICATIONS NETWORK; PROVIDING VOICE OVER INTERNET PROTOCOL SERVICES; AND PROVIDING VIDEO TRANSPORT SERVICES	78/582,044

TWTC ONE SOLUTION	38	TELECOMMUNICATIONS SERVICES, NAMELY, VOICE OVER INTERNET PROTOCOL SERVICES PROVIDED TO BUSINESSES OVER A SECURE NETWORK	78/580,231

TW TELECOM AND GLOBE DESIGN	38	TELECOMMUNICATIONS SERVICES, NAMELY, PROVIDING LOCAL AND LONG DISTANCE TELEPHONE SERVICES AND OPTICAL AND BROADBAND COMMUNICATIONS NETWORKS; ELECTRONIC TRANSMISSION OF INFORMATION AND DATA VIA A TELECOMMUNICATIONS NETWORK; PROVIDING TELECOMMUNICATIONS CONNECTIONS TO A GLOBAL COMPUTER COMMUNICATIONS NETWORK; PROVIDING VOICE OVER INTERNET PROTOCOL SERVICES; AND PROVIDING VIDEO TRANSPORT SERVICES	78/582,041

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